Exhibit 99.1

Morgan Stanley First Quarter 2023 Earnings Results

Morgan Stanley Reports Net Revenues of $14.5 Billion, EPS of $1.70 and ROTCE of 16.9%

NEW YORK, April 19, 2023 – Morgan Stanley (NYSE: MS) today reported net revenues of $14.5 billion for the first quarter ended March 31, 2023 compared with $14.8 billion a year ago.  Net income applicable to Morgan Stanley was $3.0 billion, or $1.70 per diluted share,1 compared with net income of $3.7 billion, or $2.02 per diluted share,1 for the same period a year ago.

James P. Gorman, Chairman and Chief Executive Officer, said, “The Firm delivered strong results with a ROTCE of 17% in a very unusual environment, demonstrating the strength of our business model. The investments we have made in our Wealth Management business continue to bear fruit as we added a robust $110 billion in net new assets this quarter. Equity and Fixed Income revenues were strong, although Investment Banking activity continued to be constrained. We maintained our strong capital levels and remain well positioned to provide long-term value to our shareholders.”

Financial Summary[2],3
Firm ($ millions, except per share data)	1Q 2023	1Q 2022

Net revenues	$14,517	$14,801
Provision for credit losses	$234	$57
Compensation expense	$6,410	$6,274
Non-compensation expenses	$4,113	$3,882
Pre-tax income[8]	$3,760	$4,588
Net income app. to MS	$2,980	$3,666
Expense efficiency ratio[5]	72%	69%
Earnings per diluted share[1]	$1.70	$2.02
Book value per share	$55.13	$54.18
Tangible book value per share	$40.68	$39.91
Return on equity	12.4%	14.7%
Return on tangible equity[4]	16.9%	19.8%
Institutional Securities
Net revenues	$6,797	$7,657
Investment Banking	$1,247	$1,634
Equity	$2,729	$3,174
Fixed Income	$2,576	$2,923
Wealth Management
Net revenues	$6,559	$5,935
Fee-based client assets ($ billions)[9]	$1,769	$1,873
Fee-based asset flows ($ billions)[10]	$22.4	$97.2
Net new assets ($ billions)[6]	$109.6	$142.0
Loans ($ billions)	$143.7	$136.7
Investment Management
Net revenues	$1,289	$1,335
AUM ($ billions)[11]	$1,362	$1,447
Long-term net flows ($ billions)[12]	$(2.4)	$(14.4)
Highlights

•	The Firm reported net revenues of $14.5 billion and net income of $3.0 billion as our businesses navigated a volatile market environment.

•	The Firm delivered ROTCE of 16.9%.[4]

•	The Firm expense efficiency ratio was 72%.[5] Expenses for the quarter include integration-related expenses of $77 million.

•	Standardized Common Equity Tier 1 capital ratio was 15.1%.[15]

•	Institutional Securities net revenues of $6.8 billion reflect strong performance in Equity and Fixed Income despite a less favorable market environment compared to a year ago and lower results in Investment Banking.

•	Wealth Management attracted significant net new assets of $110 billion during the quarter.[6] Net revenues were $6.6 billion, positively impacted by mark-to-market gains on investments associated with certain employee deferred compensation plans compared to losses a year ago. The business delivered a pre-tax margin of 26.1%.[7] Results reflect higher net interest income versus prior year primarily driven by higher interest rates, even as clients continue to redeploy sweep deposits. These results were partially offset by an increase in expenses as well as higher provisions for credit losses.

•	Investment Management results reflect net revenues of $1.3 billion on AUM of $1.4 trillion amid declines in asset values from a year ago.

Media Relations: Wesley McDade 212-761-2430	Investor Relations: Leslie Bazos 212-761-5352

Institutional Securities

Institutional Securities reported net revenues for the current quarter of $6.8 billion compared with $7.7 billion a year ago. Pre-tax income was $1.9 billion compared with $2.8 billion a year ago.8

Investment Banking revenues down 24% from a year ago:

•	Advisory revenues decreased from a year ago driven by fewer completed M&A transactions.

•	Equity underwriting revenues decreased from a year ago primarily driven by lower IPO volumes.

•	Fixed income underwriting revenues decreased from a year ago primarily driven by lower non-investment grade loan issuances.

Equity net revenues down 14% from a year ago:

•	Equity net revenues declined compared to a strong prior year quarter. The decrease was primarily due to lower volumes and declines in global equity markets compared to a year ago.

Fixed Income net revenues down 12% from a year ago:

•	Fixed Income net revenues decreased from a year ago due to declines in commodities and foreign exchange as a result of lower volatility and client activity. The declines were partially offset by (1) higher revenues in rates supported by interest rate volatility across geographies and (2) increased credit products revenues supported by client engagement.

Other:

•	Other revenues increased primarily driven by higher revenues on corporate lending activity, net of losses on loan hedges, and mark-to-market gains on investments associated with certain employee deferred compensation plans compared to losses in the prior year quarter.
($ millions)	1Q 2023	1Q 2022

Net Revenues	$6,797	$7,657

Investment Banking	$1,247	$1,634
Advisory	$638	$944
Equity underwriting	$202	$258
Fixed income underwriting	$407	$432

Equity	$2,729	$3,174
Fixed Income	$2,576	$2,923
Other	$245	$(74)

Provision for credit losses	$189	$44

Total Expenses	$4,716	$4,826
Compensation	$2,365	$2,604
Non-compensation	$2,351	$2,222

Provision for credit losses:

•	Increases in provisions for credit losses were primarily related to commercial real estate and deterioration in the macroeconomic outlook from a year ago.

Total Expenses:

•
Compensation expenses decreased on lower revenues, partially offset by higher expenses related to stock-based compensation plans and certain deferred compensation plans linked to investment performance.

•	Non-compensation expenses increased from a year ago primarily driven by higher litigation and marketing and business development costs.

Wealth Management

Wealth Management reported net revenues for the current quarter of $6.6 billion compared with $5.9 billion from a year ago. Pre-tax income of $1.7 billion8 in the current quarter resulted in a reported pre-tax margin of 26.1%.7

Net revenues increased 11% from a year ago:

•	Asset management revenues decreased from a year ago reflecting lower asset levels due to declines in the markets, partially offset by positive fee-based flows.

•	Transactional revenues[13] decreased 12% excluding the impact of mark-to-market gains on investments associated with certain employee deferred compensation plans. The decrease was driven by fewer new issuance opportunities and reduced activity levels compared to the beginning of 2022.

•	Net interest income increased from a year ago on higher interest rates and bank lending growth, partially offset by lower brokerage sweep deposits as clients continue to redeploy balances.

Provision for credit losses:

•	Increases in provisions for credit losses were related to deterioration in the macroeconomic outlook from a year ago.
($ millions)	1Q 2023	1Q 2022

Net Revenues	$6,559	$5,935
Asset management	$3,382	$3,626
Transactional[13]	$921	$635
Net interest income	$2,158	$1,540
Other	$98	$134

Provision for credit losses	$45	$13

Total Expenses	$4,802	$4,349
Compensation	$3,477	$3,125
Non-compensation	$1,325	$1,224

Total Expenses:

•	Compensation expense increased from a year ago driven by higher expenses related to certain deferred compensation plans linked to investment performance.

•	Non-compensation expenses increased from a year ago primarily driven by investments in technology, as well as higher marketing and business development costs.

Investment Management

Investment Management reported net revenues of $1.3 billion, down 3% from a year ago. Pre-tax income was $166 million compared with $228 million a year ago.8

Net revenues decreased 3% from a year ago:

•	Asset management and related fees decreased from a year ago driven primarily by lower AUM due to the decline in asset values and the cumulative effect of outflows.

•	Performance-based income and other revenues increased from a year ago due to mark-to-market gains on investments associated with certain employee deferred compensation plans and higher marks on public investments compared to losses in the prior year quarter, partially offset by lower accrued carried interest.
($ millions)	1Q 2023	1Q 2022

Net Revenues	$1,289	$1,335
Asset management and related fees	$1,248	$1,388
Performance-based income and other	$41	$(53)

Total Expenses	$1,123	$1,107
Compensation	$568	$545
Non-compensation	$555	$562

Total Expenses:

•
Compensation expense increased from a year ago primarily driven by higher expenses related to certain deferred compensation plans linked to investment performance partially offset by lower compensation associated with carried interest.

Other Matters

•	Standardized Common Equity Tier 1 capital ratio was 15.1%, 180 basis points above the aggregate standardized approach CET1 requirement inclusive of buffers.

•	The Firm repurchased $1.5 billion of its outstanding common stock during the quarter as part of its Share Repurchase Program.

•	The Board of Directors declared a $0.775 quarterly dividend per share, payable on May 15, 2023 to common shareholders of record on May 1, 2023.

•	The effective tax rate for the quarter was 19.3%, which reflects a benefit associated with employee share-based payments.[18]
	1Q 2023	1Q 2022
Capital[14]
Standardized Approach
CET1 capital[15]	15.1%	14.5%
Tier 1 capital[15]	17.0%	16.0%
Advanced Approach
CET1 capital[15]	15.6%	15.9%
Tier 1 capital[15]	17.5%	17.6%
Leverage-based capital
Tier 1 leverage[16]	6.7%	6.8%
SLR[17]	5.5%	5.5%

Common Stock Repurchases
Repurchases ($ millions)	$1,500	$2,872
Number of Shares (millions)	16	30
Average Price	$95.16	$95.20

Period End Shares (millions)	1,670	1,756

Effective Tax Rate[18]	19.3%	19.0%

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, wealth management and investment management services. With offices in 42 countries, the Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals. For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows. Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the financial supplement. Both the earnings release and the financial supplement are available online in the Investor Relations section at www.morganstanley.com.

NOTICE:

The information provided herein and in the financial supplement, including information provided on the Firm’s earnings conference calls, may include certain non-GAAP financial measures. The definition of such measures or reconciliation of such measures to the comparable U.S. GAAP figures are included in this earnings release and the financial supplement, both of which are available on www.morganstanley.com.

This earnings release may contain forward-looking statements, including the attainment of certain financial and other targets, objectives and goals. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, which reflect management’s current estimates, projections, expectations, assumptions, interpretations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of risks and uncertainties that may affect the future results of the Firm, please see “Forward-Looking Statements” preceding Part I, Item 1, “Competition” and “Supervision and Regulation” in Part I, Item 1, “Risk Factors” in Part I, Item 1A, “Legal Proceedings” in Part I, Item 3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 and “Quantitative and Qualitative Disclosures about Risk” in Part II, Item 7A in the Firm’s Annual Report on Form 10-K for the year ended December 31, 2022 and other items throughout the Form 10-K, the Firm’s Quarterly Reports on Form 10-Q and the Firm’s Current Reports on Form 8-K, including any amendments thereto.

1 Includes preferred dividends related to the calculation of earnings per share of $144 million and $124 million for the first quarter of 2023 and 2022, respectively.

2 The Firm prepares its Consolidated Financial Statements using accounting principles generally accepted in the United States (U.S. GAAP). From time to time, Morgan Stanley may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise. The Securities and Exchange Commission defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial position, or cash flows that is subject to adjustments that effectively exclude, or include amounts from the most directly comparable measure calculated and presented in accordance with U.S. GAAP. Non-GAAP financial measures disclosed by Morgan Stanley are provided as additional information to analysts, investors and other stakeholders in order to provide them with greater transparency about, or an alternative method for assessing our financial condition, operating results, or capital adequacy. These measures are not in accordance with, or a substitute for U.S. GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Whenever we refer to a non-GAAP financial measure, we will also generally define it or present the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable U.S. GAAP financial measure.

3 Our earnings releases, earnings conference calls, financial presentations and other communications may also include certain metrics which we believe to be useful to us, analysts, investors, and other stakeholders by providing further transparency about, or an additional means of assessing, our financial condition and operating results.

4 Return on average tangible common equity is a non-GAAP financial measure that the Firm considers useful for analysts, investors and other stakeholders to allow comparability of period-to-period operating performance and capital adequacy.  The calculation of return on average tangible common equity represents full year or annualized net income applicable to Morgan Stanley less preferred dividends as a percentage of average tangible common equity.  Tangible common equity, also a non-GAAP financial measure, represents common equity less goodwill and intangible assets net of allowable mortgage servicing rights deduction.

5 The Firm expense efficiency ratio represents total non-interest expenses as a percentage of net revenues. For the quarter ended March 31, 2023, Firm results include pre-tax integration-related expenses of $77 million, of which $53 million is reported in the Wealth Management business segment and $24 million is reported in the Investment Management business segment.

6 Wealth Management net new assets represent client inflows, including dividends and interest, and asset acquisitions, less client outflows, and exclude activity from business combinations/divestitures and the impact of fees and commissions.

7 Pre-tax margin represents income before provision for income taxes divided by net revenues.

8 Pre-tax income represents income before provision for income taxes.

9 Wealth Management fee-based client assets represent the amount of assets in client accounts where the basis of payment for services is a fee calculated on those assets.

10 Wealth Management fee-based asset flows include net new fee-based assets (including asset acquisitions), net account transfers, dividends, interest, and client fees, and exclude institutional cash management-related activity.

11 AUM is defined as assets under management.

12 Long-term net flows include the Equity, Fixed Income and Alternative and Solutions asset classes and excludes the Liquidity and Overlay Services asset class.

13 Transactional revenues include investment banking, trading, and commissions and fee revenues.

14 Capital ratios are estimates as of the press release date, April 19, 2023.

15 CET1 capital is defined as Common Equity Tier 1 capital.  The Firm’s risk-based capital ratios are computed under each of the (i) standardized approaches for calculating credit risk and market risk risk‐weighted assets (RWAs) (the “Standardized Approach”) and (ii) applicable advanced approaches for calculating credit risk, market risk and operational risk RWAs (the “Advanced Approach”).  For information on the calculation of regulatory capital and ratios, and associated regulatory requirements, please refer to "Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Regulatory Requirements" in the Firm’s Annual Report on Form 10-K for the year ended December 31, 2022 (2022 Form 10-K).

16 The Tier 1 leverage ratio is a leverage-based capital requirement that measures the Firm’s leverage.  Tier 1 leverage ratio utilizes Tier 1 capital as the numerator and average adjusted assets as the denominator.

17 The Firm’s supplementary leverage ratio (SLR) utilizes a Tier 1 capital numerator of approximately $77.9 billion and $80.1 billion, and supplementary leverage exposure denominator of approximately $1.42 trillion and $1.47 trillion, for the first quarter of 2023 and 2022, respectively.

18 The income tax consequences related to employee share-based payments are recognized in Provision for income taxes in the consolidated income statement, and may be either a benefit or a provision. The impacts of recognizing excess tax benefits upon conversion of awards are $149 million and $205 million for the first quarter of 2023 and 2022, respectively.

Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:
	Mar 31, 2023	Dec 31, 2022	Mar 31, 2022	Dec 31, 2022	Mar 31, 2022
Revenues:
Investment banking	$1,330	$1,318	$1,758	1%	(24%)
Trading	4,477	3,017	3,983	48%	12%
Investments	145	85	75	71%	93%
Commissions and fees	1,239	1,169	1,416	6%	(13%)
Asset management	4,728	4,803	5,119	(2%)	(8%)
Other	252	38	234	*	8%
Total non-interest revenues	12,171	10,430	12,585	17%	(3%)

Interest income	10,379	9,232	2,650	12%	*
Interest expense	8,033	6,913	434	16%	*
Net interest	2,346	2,319	2,216	1%	6%
Net revenues	14,517	12,749	14,801	14%	(2%)

Provision for credit losses	234	87	57	169%	*

Non-interest expenses:
Compensation and benefits	6,410	5,615	6,274	14%	2%

Non-compensation expenses:
Brokerage, clearing and exchange fees	881	851	882	4%	--
Information processing and communications	915	933	829	(2%)	10%
Professional services	710	853	705	(17%)	1%
Occupancy and equipment	440	443	427	(1%)	3%
Marketing and business development	247	295	175	(16%)	41%
Other	920	878	864	5%	6%
Total non-compensation expenses	4,113	4,253	3,882	(3%)	6%

Total non-interest expenses	10,523	9,868	10,156	7%	4%

Income before provision for income taxes	3,760	2,794	4,588	35%	(18%)
Provision for income taxes	727	528	873	38%	(17%)
Net income	$3,033	$2,266	$3,715	34%	(18%)
Net income applicable to nonredeemable noncontrolling interests	53	30	49	77%	8%
Net income applicable to Morgan Stanley	2,980	2,236	3,666	33%	(19%)
Preferred stock dividend	144	123	124	17%	16%
Earnings applicable to Morgan Stanley common shareholders	$2,836	$2,113	$3,542	34%	(20%)

Notes:
-				Firm net revenues excluding mark-to-market gains and losses on deferred cash-based compensation plans (DCP) were: 1Q23: $14,364 million, 4Q22: $12,555 million, 1Q22: $15,242 million.
-				Firm compensation expenses excluding DCP were: 1Q23: $6,217 million, 4Q22: $5,426 million, 1Q22: $6,562 million.
-	The End Notes are an integral part of this presentation. Refer to pages 12 - 17 of the Financial Supplement for Definition of U.S. GAAP to Non-GAAP Measures, Definition of Performance Metrics and Terms, Supplemental Quantitative Details and Calculations, and Legal Notice.

Consolidated Financial Metrics, Ratios and Statistical Data
(unaudited)
	Quarter Ended			Percentage Change From:
	Mar 31, 2023	Dec 31, 2022	Mar 31, 2022	Dec 31, 2022	Mar 31, 2022

Financial Metrics:

Earnings per basic share	$1.72	$1.28	$2.04	34%	(16%)
Earnings per diluted share	$1.70	$1.26	$2.02	35%	(16%)

Return on average common equity	12.4%	9.2%	14.7%
Return on average tangible common equity	16.9%	12.6%	19.8%

Book value per common share	$55.13	$54.55	$54.18
Tangible book value per common share	$40.68	$40.06	$39.91

Financial Ratios:

Pre-tax profit margin	26%	22%	31%
Compensation and benefits as a % of net revenues	44%	44%	42%
Non-compensation expenses as a % of net revenues	28%	33%	26%
Firm expense efficiency ratio	72%	77%	69%
Effective tax rate	19.3%	18.9%	19.0%

Statistical Data:

Period end common shares outstanding (millions)	1,670	1,675	1,756	--	(5%)
Average common shares outstanding (millions)
Basic	1,645	1,652	1,733	--	(5%)
Diluted	1,663	1,679	1,755	(1%)	(5%)

Worldwide employees	82,266	82,427	76,541	--	7%

The End Notes are an integral part of this presentation. Refer to pages 12 - 17 of the Financial Supplement for Definition of U.S. GAAP to Non-GAAP Measures, Definition of Performance Metrics and Terms, Supplemental Quantitative Details and Calculations, and Legal Notice.